Exhibit 99.1

Contact:  Mike Schuh  425-951-1224

SONOSITE REPORTS FIRST QUARTER REVENUE OF $56 MILLION, UP 8%, WITH EBIT OF $2.6 MILLION, UP 68%

Management Projects Revenue Growth of 10-12% for the Full Year 2010
Conference Call Webcast Live Today at 1:30 pm Pacific/4:30 pm Eastern

BOTHELL, WA – April 26, 2010 – SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in hand-carried ultrasound for the point-of-care, today reported financial results for the first quarter ended March 31, 2010.

REVENUE

Revenues in the first quarter of 2010 were $56 million, an increase of 8% compared to the first quarter of 2009.  Revenues from the recently acquired CardioDynamics (CDIC) were $3.2 million for the quarter. Revenues were up 2%, excluding CDIC, and included a 4% currency gain.

“We saw some encouraging signs of improvement in our US hospital channel with year-over-year revenue growth of 12% and order booking rates that increased at a much faster rate,” said Kevin M. Goodwin, SonoSite President and CEO. “With stable pricing, we delivered solid progress on EBIT with growth of 68% alongside an increase in EPS of 60%. We also experienced broadening success globally as 20 of 25 revenue regions achieved or exceeded forecast.”

Mr. Goodwin continued, “As planned, our US enterprise channel had decreased revenues of 59% for the quarter.  We expect this will improve during the remainder of the year. The Company’s new primary care division (formerly CardioDynamics) had a sequential decline in revenues for ICG systems, due to ongoing channel restructuring.  We saw encouraging signs for long-term ultrasound sales growth following two quarters of market development.”

“We were not completely satisfied with expense control during the quarter, as overall operating expenses came in $500k higher than planned. Thus, we are tightening our focus on expense management for the remainder of the year as we strive to deliver operating margins of 11-13% for the year, commensurate with our revenue performance.”

EBIT and EBITDAS

First quarter EBIT was $2.7 million, an increase of 68% compared to the first quarter of 2009. First quarter EBITDAS was $5.4 million, an increase of 4% compared to the first quarter of 2009; year-over-year EBITDAS comparisons were negatively affected by changes in stock compensation.

NET INCOME

For the first quarter of 2010, the Company recorded net income of $1.4 million or $0.08 per share, compared to $0.9 million or $0.05 per share in 2009.

COMMENTARY

“We exited the quarter with encouraging signs from our US hospital channel on both revenue performance and booking rates,” said Mr. Goodwin. “We believe we will see improvement in our international business. We have updated our revenue outlook for the year and now expect growth between 10 – 12%. We are also reaffirming our EBIT margin targets of 11-13%.”

Mr. Goodwin continued, “During the quarter, we finalized two strategic steps. The first was with Carticept Medical, Inc., a developer of innovative products for the treatment of musculoskeletal injuries, located in Atlanta, Georgia. The second alliance was an exclusive agreement with Physio-Control, Inc., a wholly-owned subsidiary of Medtronic, Inc., which is the world leader in cardiac monitors and external defibrillation for emergency medical services (EMS), based in Redmond, Washington. This is part of our long-term growth strategy to expand our footprint into the emerging segments of musculoskeletal medicine and EMS.”

2010 FINANCIAL OUTLOOK

The company is updating guidance (at current exchange rates):
▪	revenue growth of 10 – 12%;
▪	stable gross margins of approximately 70%;
▪	reaffirmed EBIT margins of 11 – 13%;
▪	EBITDAS margins of 16 – 18%, and
▪	full-year effective tax rate of 30%.

Non-GAAP Measures

This release includes a discussion of “EBITDAS” which is a non-GAAP financial measure. SonoSite believes this measure is a useful complement to results provided in accordance with GAAP. "EBITDAS" refers to operating income (EBIT) before depreciation, amortization and stock-based compensation.

Conference Call Information

SonoSite will hold a conference call on April 26 at 1:30 pm PT/4:30 pm ET. The call will be broadcast live and can be accessed via http://www.sonosite.com/company/investors. A replay of the audio webcast will be available beginning April 26, 2010, 5:30 pm PT and will be available until May 10, 2010, 9:59 pm PT by dialing (719) 457-0820 or toll-free (888) 203-1112. The confirmation code 4670785 is required to access the replay. The call will also be archived on SonoSite’s website.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound and industry leader in impedance cardiography equipment. Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to our future financial position and operating results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance, are based on potentially inaccurate assumptions and are subject to known and unknown risks and uncertainties, including, without limitation, the risk that the acquisition of CardioDynamics will not yield the expected potential benefits, our ability to manufacture, market and sell our newest products, our ability to manage expenses, spending patterns in the hospital market, healthcare reform,  prolonged adverse conditions in the U.S. or world economies or SonoSite’s industry and the other factors contained in Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Condensed Consolidated Statements of Income
(in thousands except per share data) (unaudited)
	Three Months Ended
	March 31,
	2010	2009

Revenue	$55,977	$51,805
Cost of revenue	16,280	16,713
Gross margin	39,697	35,092
Gross margin percentage	70.9%	67.7%

Operating expenses:
Research and development	7,597	7,697
Sales, general and administrative	29,429	25,803
Total operating expenses	37,026	33,500

Operating income (EBIT)	2,671	1,592

Other loss, net	(2,262)	(204)

Income before income taxes	409	1,388

Income tax (benefit) provision	(973)	525

Net income	$1,382	$863

Net income per share:
Basic	$0.08	$0.05
Diluted	$0.08	$0.05

Weighted average common and potential common shares outstanding:
Basic	16,284	17,080
Diluted	16,823	17,532

Reconciliation of Non-GAAP Adjusted EBITDA:

Operating income (EBIT)	$2,671	$1,592

Adjustments to EBIT:
Depreciation and amortization	1,679	1,046
Stock-based compensation	1,009	2,493

Non-GAAP Adjusted EBITDA	$5,359	$5,131

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	March 31,	December 31,
	2010	2009

Cash and cash equivalents	$114,467	$183,065
Short-term investment securities	63,664	74,682
Accounts receivable, net	60,029	71,347
Inventories	30,562	32,216
Deferred tax asset, current	7,345	7,350
Prepaid expenses and other current assets	11,877	12,034
Total current assets	287,944	380,694

Property and equipment, net	8,858	9,160
Investment in Carticept	4,000	-
Deferred tax asset, net	729	775
Intangible assets, net	26,923	27,920
Other assets	3,576	4,425
Total assets	$332,030	$422,974

Accounts payable	$7,285	$6,175
Accrued expenses	20,279	25,923
Deferred revenue	5,425	5,504
Total current liabilities	32,989	37,602

Long-term debt, net	93,991	92,905
Deferred tax liability, net	4,863	5,083
Deferred revenue	17,222	18,081
Other non-current liabilities	15,289	14,873
Total liabilities	164,354	168,544

Shareholders' equity:
Common stock and additional paid-in capital	289,881	287,537
Accumulated deficit	(121,520)	(32,753)
Accumulated other comprehensive income	(685)	(354)
Total shareholders' equity	167,676	254,430
Total liabilities and shareholders' equity	$332,030	$422,974

Condensed Consolidated Statements of Cash Flow
(in thousands) (unaudited)	Three Months Ended
	March 31,
	2010	2009
Operating activities:
Net income	$1,382	$863
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,679	1,046
Stock-based compensation	1,009	2,493
Deferred income tax provision	143	1,459
Amortization of debt discount, debt issuance costs	1,179	1,340
Gain on convertible debt repurchase	-	(1,339)
Other adjustments	(436)	97
Changes in working capital	8,781	(6,833)
Net cash provided by (used in) operating activities	13,737	(874)

Investing activities:
Investment securities, net	11,052	10,432
Purchases of property and equipment	(1,006)	(1,092)
Investment in Carticept	(4,000)	-
Payment of LumenVu contingent consideration	(425)	-
Earn-out consideration associated with SonoMetric acquisition	-	(387)
Net cash provided by investing activities	5,621	8,953

Financing activities:
Excess tax benefit from exercise of stock-based compensation	436	-
Repurchase of convertible debt and related hedge transactions	-	(20,416)
Repayment of long-term debt	(5)	-
Stock repurchase	(90,046)	-
Shares retired for taxes	(692)	(562)
Proceeds from exercise of stock options	1,568	53
Net cash used in financing activities	(88,739)	(20,925)

Effect of exchange rate changes on cash and cash equivalents	783	1,707

Net change in cash and cash equivalents	(68,598)	(11,139)
Cash and cash equivalents at beginning of period	183,065	209,258
Cash and cash equivalents at end of period	$114,467	$198,119